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                                                          Exhibit 11.1
                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
           FOR THE YEARS ENDED JUNE 30, 1996, 1995 and 1994
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                           At June 30,
                                 -------------------------------------
                                     1996          1995        1994
                                     ----          ----        ----
Basis for computation of fully
   diluted earnings per share:

  Earnings before extraordinary
   item and cumulative effect
   of accounting change, as
   reported                      $    144.3    $    193.3   $     44.4
  Add interest charges on
   convertible debt                     7.2           7.2          7.2
  Less provision for taxes             (2.8)         (2.8)        (2.8)
                                  ----------   ----------   ----------
  Earnings before extraordinary
   item and cumulative effect
   of accounting change, as
   adjusted                           148.7         197.7         48.8
  Extraordinary loss - debt
   retirement                                        (6.5)       (25.2)
  Cumulative effect of
   accounting change                                 (5.9)
                                  ----------   ----------   ----------

  Net earnings applicable
   to common stock               $    148.7    $    185.3   $     23.6
                                  ==========   ==========   ==========
Number of shares:
  Weighted average shares
   outstanding                    92,796,630   91,486,778   82,303,383
  Conversion of convertible
   subordinated notes into
   common stock                    3,621,012    3,622,048    3,622,048
                                  ----------    ----------  ----------

  Total common and common
   equivalent shares assuming
   full dilution                  96,417,642   95,108,826   85,925,431
                                  ==========    ==========  ==========
Fully diluted earnings per share:
  Earnings before extraordinary
   item and cumulative effect
   of accounting change           $     1.54   $     2.08   $      .57
  Extraordinary loss - debt
   retirement                                        (.07)        (.29)
  Cumulative effect of
   accounting change                                 (.06)
                                  ----------   ----------   ----------
  Net earnings                    $     1.54   $     1.95   $      .27
                                  ==========   ==========   ==========
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This calculation is submitted in accordance with Regulation S-K item
601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings per share for each period.